Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 1, 2011, by and between AOL INC. (the “Company”), a New York Corporation with an address at 770 Broadway, New York, New York 10003, and John Reid-Dodick (“Employee”).

WHEREAS, Company desires to retain the services of Employee as an Executive Vice President of Human Resources; and

WHEREAS, Company and Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between Company and Employee;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. Employee’s term of employment (the “Employment Term”) under this Agreement shall be four (4) years, commencing on December 5, 2011, and shall continue for a period through and including December 4, 2015, (“Term Date”), subject to the following provisions for extension and the provisions regarding earlier termination set form in this Agreement. If at the Term Date, Employee’s employment has not been terminated previously, and Employee and Company have not agreed to an extension or renewal of this Agreement or to the terms of a new employment agreement, then Employee’s Employment Term shall continue on a month-to-month basis, and Employee shall continue to be employed by Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 30 days’ written notice delivered to the other party (which notice may be delivered by either party at any time on or after a date which is 30 days before the Term Date). If Company elects to give notice of termination under this paragraph 1 and the basis for such termination is not one of the grounds for termination set forth in paragraphs 5.B. or 5.C., then Employee’s termination shall be deemed a termination without Cause under paragraph 5.A, even if the termination becomes effective after the Term Date. If Employee elects to give notice of termination under this paragraph 1, and the basis for such termination is not one of the grounds for termination set forth in paragraph 5.E, then Employee’s termination shall be deemed a voluntary resignation not for Good Reason under paragraph 5.D.

2. Duties; Conditions of Employment.

A. Duties. Employee shall perform all duties incident to the position of the Executive Vice President of Human Resources of Company as well as any other duties as may from time to time be assigned by the Chief Executive Officer of Company (the “CEO”), which duties and authority shall be consistent, and those normally associated, with Employee’s position, and agrees to abide by all Company by-laws, policies, practices, procedures, or rules, including the Company’s Standards of Business Conduct (“SBC”). Employee shall report directly to the CEO. Employee will be expected to perform services for Company at Company’s New York City office, subject to such travel as may be required in the performance of Employee’s duties.

B. Conditions of Employment.

(i) Employee’s employment is contingent on submission of satisfactory proof of eligibility to work in the United States. Employee must bring documentary proof of eligibility to work in the United States on the first day of work. Employee should contact Company with any questions about what documents are acceptable for this purpose.

(ii) Employee’s employment is contingent upon the results of a pre-employment background check, which may include confirmation of Employee’s Social Security number, verification of prior employment, verification of education, if applicable, and a criminal records check, all to be conducted in accordance with applicable law. If the results of the background check are not satisfactory, or if Company determines that Employee has falsified or failed to disclose relevant information on Employee’s application, Company reserves the right to terminate Employee’s employment, and Employee will not be eligible for the severance benefits outlined in paragraph 5A. If Employee’s background check is not fully completed and assessed prior to the beginning of his employment, Employee represents and confirms that he has fully and accurately completed all information that Company has requested relating to his background check, and Employee explicitly understands and agrees that (i) his continued employment with the Company is conditioned on his satisfactory completion of the background check, as determined by the Company in its sole discretion, and (ii) the Company will terminate Employee’s employment if the results of his background check are not satisfactory.

3. Exclusive Services and Best Efforts. Employee agrees to devote his best efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full time and attention exclusively to the business and affairs of Company. Employee is not precluded from performing any charitable or civic duties, provided that such duties do not interfere with the performance of his duties as an employee of the Company, do not violate the SBC or the Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”), or cause a conflict of interest. Employee may sit on the boards of non-Company entities during employment only if first approved in writing by the Company’s Chief Compliance Officer. Notwithstanding the above, the Company confirms its approval for Employee to continue serving as the Chair of The Purnell School Board of Trustees so long as such service does not interfere with the performance of his duties hereunder.

4. Compensation and Benefits.

A. Base Salary. During the Employment Term, Company shall pay Employee a base salary at the rate of no less than $ 20,833.34 semi-monthly, less applicable withholdings, which is $500,000.16 on an annual basis (“Base Salary”). Employee’s Base Salary will be reviewed annually during the Employment Term and may be increased based on Employee’s individual performance or increases in competitive market conditions. Employee’s Base Salary may be decreased upon mutual consent of Company and Employee.

B. Signing Payments. In order to compensate Employee for certain benefits and payments he forfeited when he ceased employment with his former employer, and upon this Agreement becoming effective and Employee commencing employment with the Company, Employee is eligible to receive a payment of $120,000.00, less applicable withholdings, to be paid the second payroll period following

Employee’s first day of employment. As a condition to receiving the payment required by this Paragraph, no later than the close of the first week in which the Employee commences employment with the Company, Employee must provide the Company with appropriate documentation to support his estimates of the amounts of the equity-based awards and bonuses that he forfeited when he ceased employment with his former employer. If Employee resigns during the first 12 months of employment, Employee agrees that he will repay the entire net amount of the payment required by this Paragraph to the Company within 30 days of Employee’s resignation.

C. Annual Bonus. In addition to Employee’s Base Salary, Employee will be eligible to participate in the Company’s Annual Bonus Plan (“ABP”), pursuant to its terms as determined by the Company from time to time. Pursuant to the ABP, the Company will review its overall performance and Employee’s individual performance and will determine Employee’s bonus under the ABP, if any (“Bonus”). Although as a general matter in cases of satisfactory individual performance, the Company would expect to pay a Bonus at the target level provided for in the ABP where the Company has met target performance with respect to the financial metrics measuring performance for a given year, the Company does not commit to paying any Bonus, and Employee’s Bonus may be negatively affected by the exercise of the Company’s discretion or by overall Company performance. Although any Bonus (and its amount, if a Bonus is paid) is fully discretionary, Employee’s target Bonus opportunity each fiscal year during the Employment Term is one-hundred percent (100%) of the Employee’s Base Salary. Employee is not eligible to participate in the current year ABP; however, Employee will be eligible to participate in the ABP for the following year, beginning January 1.

D. Equity Incentive Awards.

(i) During Employee’s employment, he will be eligible to participate in any grants or awards of long term equity incentives that are offered to all other Executive Vice Presidents of Company. Employee’s participation in any such programs will be at the same rate as comparable level Executive Vice Presidents of Company. Subject to any terms of this Agreement that may provide for more favorable treatment, any such awards or grants shall be determined in accordance with the terms and conditions of the plans, agreements and notices under which such grants or awards were issued, subject to approval, and in a manner determined, by Company’s Board of Directors (or any duly authorized committee thereof) in its sole discretion.

(ii) Company shall grant to Employee an equity award that shall have an equity value equal to $1,200,000.00. Based on the equity value on the date of grant, forty percent (40%) of the equity award will be comprised of restricted stock units (“RSUs”) (rounded to the nearest whole number of units), and the remaining sixty percent (60%) of the equity award will be comprised of stock options (“Stock Options”) (rounded down to the nearest whole share). The grant date of the Stock Options and RSUs provided by this subsection shall be at the earliest date in 2011 on which Company may make equity grants to its employees in compliance with federal and state securities laws, including, without limitation, insider trading restrictions, as mutually agreed upon by Company and Employee and their counsel.

(iii) RSUs shall have the following vesting schedule: (A) fifty percent (50%) of the RSUs shall vest on the second (2nd) anniversary from the date of grant; (B) an additional twenty-five (25%) shall vest on the third (3rd) anniversary from the date of grant; and (C) the remaining twenty-five percent (25%) shall vest on the fourth (4th) anniversary from the date of grant, provided, that Employee is employed with the Company on each applicable vesting date. If Employee’s employment is terminated by the Company without Cause under paragraph 5.A or Employee resigns for Good Reason under paragraph 5.E, then Employee shall be entitled to a pro-rata vesting of any unvested RSUs outstanding that were provided to Employee (i) in paragraph D(ii), and (ii) in the next grant of any RSUs provided to Employee following the grant in paragraph D(ii) (based on the number of days Employee was employed during the year of termination and divided by 365, and then multiplied by the percentage of RSUs that would have vested on the next vesting date following Employee’s termination of employment). All other RSUs shall be forfeited on the date of Employee’s termination of employment.

(iv) Stock Options shall vest over four (4) years following the date of grant, with twenty-five percent (25%) of such Stock Option vesting on the first (1st) anniversary of the date of grant, and monthly thereafter, provided, that Employee is employed with the Company on each applicable vesting date. If Employee’s employment is terminated by the Company without Cause under paragraph 5.A. or Employee resigns for Good Reason under paragraph 5.E. within eighteen (18) months after the date on which he commences employment with the Company, then the Employee shall be entitled to a pro-rata vesting of any unvested outstanding Stock Options (based on the number of days Employee was employed during the year of termination and divided by 365, and then multiplied by the percentage of Stock Options that would have vested on the next vesting date following Employee’s termination of employment). Except as otherwise provided in the preceding sentence, any Stock Option that is unvested on the date of Employee’s termination for any reason shall be forfeited on such date of termination.

(v) All equity awards shall be subject to approval by the Compensation Committee of the Company’s Board of Directors and the terms and conditions of the applicable equity award agreement and the Company’s applicable equity-based incentive compensation plan.

E. Benefit Plans.

(i) Eligibility; Participation. During the Employment Term and as otherwise provided herein, Employee shall be entitled to participate in any and all employee health and other welfare benefit plans (including, but not limited to, life insurance, health and medical, dental, and disability plans) and other employee benefit plans, including, but not limited to, tax qualified retirement plans established by Company from time to time for the benefit of employees of Company. Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

(ii) Enrollment. It will be necessary for Employee to make benefit elections within

30 days of Employee’s hire date with Company. If Employee does not make an election within the designated timeframe, Employee hereby agrees that he will be enrolled into the benefits default plan and Employee will be responsible for any associated costs. Employee benefits are subject to change at the sole discretion of Company.

F. Vacation. The Employee shall be entitled to not less than five (5) weeks of paid vacation each calendar year of his employment hereunder, in addition to Company’s recognized holidays and personal days, as well as to such other employment benefits that are or may be extended or provided to all other executives at the Executive Vice-President level. The accrual and/or carry over of paid vacation from one year to the next shall be in accordance with Company policy applicable to the Company location where Employee’s principal office is located as it may exist and change from time to time.

G. Deductions from Salary, Bonus and Benefits. The Company may withhold from any Base Salary, bonus, equity or other benefits payable to Employee all federal, state, local, and other taxes and other amounts as permitted or required pursuant to law, rule, or regulation.

5. Termination of the Employment Agreement.

A. Termination Without Cause. Notwithstanding anything to the contrary herein, Company reserves the right to terminate Employee’s employment and this Agreement without Cause. If Company terminates Employee’s employment and this Agreement without Cause, and, solely in exchange for Employee’s execution and delivery of Company’s then standard separation agreement, which includes, among other obligations, a full release of claims against Company and related entities and persons (sample release language is attached hereto as Exhibit A, which language may be modified by the Company in the future), within the time period specified therein, and upon such agreement becoming effective by its terms, the following terms shall apply:

(i) The Company will pay Employee an amount equal to eighteen (18) months of Employee’s then current Base Salary, less applicable withholdings. This amount will be paid in substantially equal installments commencing on the sixtieth (60th) day following Employee’s termination of employment. These payments will not be eligible for deferrals to Company’s 401(k) plan.

(ii) Subject to the terms of paragraph 4.B. herein, if Employee is terminated between January 1 and March 15, a Bonus payment for the calendar year ending prior to Employee’s termination (“Prior Year”) payable at the same rate that continuing employees receive their Bonus payment, less applicable tax withholdings, but in no event to exceed 100% of Employee’s target payout; provided that (i) Company pays a Bonus to eligible employees under Company’s ABP for the Prior Year, (ii) such Bonus has not already been paid to Employee at the time of termination of Employee’s employment, and (iii) Employee was otherwise eligible for such Bonus payment if Employee had remained employed through the date of payout. This payment will be paid on the sixtieth (60th) day following Employee’s termination of employment. This payment will not be eligible for deferrals to Company’s 401(k) plan.

(iii) In addition, subject to the terms of paragraph 4.B. herein, (i) if Employee is terminated within eighteen (18) months after the date on which he commences employment with the Company, he will receive a one-time lump-sum severance payment in an amount equal to 100% of the target Bonus payment Employee would have received under the ABP for the current performance period (equal to 100% of Employee’s then current Base Salary), less tax withholdings, or (ii) if Employee is terminated more than eighteen (18) months after the date on which he commences employment with the Company, he will receive a one-time, lump-sum severance payment in an amount equal to the amount of the target Bonus payment Employee would have received under the ABP for the current performance period, prorated through the effective date of Employee’s termination of employment, less tax withholdings. This payment will be paid on the sixtieth (60th) day following Employee’s termination of employment. This payment will not be eligible for deferrals to Company’s 401(k) plan.

(iv) If Employee elects group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Company will pay the cost of Employee’s medical, dental and vision benefit coverage (“group health coverage”) under COBRA for up to eighteen (18) months, in accordance with COBRA, beginning the first day of the calendar month following Employee’s termination of employment. Employee agrees that the Company may impute compensation income to Employee in an amount equal to 102% of the premium cost for such group health coverage if necessary to avoid adverse income tax consequences to Employee resulting from the application of Section 105(h) of the Code to the Company’s payment of the cost of such group health coverage.

(v) The Company will provide Employee with the services of an executive outplacement firm for eighteen (18) months to assist Employee in securing employment following Employee’s separation from employment with the Company to be paid via invoice to the firm directly.

(vi) If Employee’s separation agreement fails to become effective and irrevocable prior to the sixtieth (60th) day following Employee’s termination of employment, the Company will have no obligation to make the payments or benefits provided by paragraphs 5.A.(i), (ii), (iii), (iv) and (v) herein, other than to provide Employee with COBRA to the extent required by law.

(vii) Employee agrees to reasonably assist Company, in connection with any litigation, investigation or other matter involving Employee’s tenure as an employee, officer or director of the Company, including, but not limited to, meetings with Company representatives and counsel and giving testimony in any legal proceeding involving Company. Company will reimburse Employee for reasonable out-of-pocket expenses incurred in rendering such assistance to Company (not including attorney’s fees, unless required by federal, state or local law). Furthermore, Employee agrees not to affirmatively encourage or assist any person or entity in litigation against Company or its affiliates, officers, employees and agents in any manner. This provision does not prohibit Employee’s response to a valid subpoena for documents or testimony or other lawful process or limit Employee’s rights that are not legally waivable; however, Employee agrees to provide Company with prompt notice of said process.

(viii) Employee agrees not to make any disparaging or untruthful remarks or statements about Company or its products, services, officers, directors, or employees. Company agrees not to cause its officers or senior executives to make on its behalf any disparaging or untruthful remarks or statements about Employee’s employment with the Company following Employee’s termination from employment. Nothing in this Agreement prevents Employee or Company from making truthful statements when required by law, court order, subpoena, or the like, to a governmental agency or body or in connection with any legal proceeding.

(ix) Employee shall not be entitled to notice and severance under any policy or plan of Company (the payments set forth in this paragraph 5.A. being given in lieu thereof) and Employee waives all participation in and claims under such policies and plans;

(x) Employee agrees that if Employee breaches any of Employee’s obligations, to the material detriment of Company, under paragraphs 5.A.(vii) or (viii), under paragraphs 6 or 9 of this Agreement, under the Confidentiality Agreement, or under the separation agreement described in this paragraph 5.A., Company has the right to seek recovery of the full payments made to Employee under subparagraphs 5.A.(i), (ii) and (iii) above, and to obtain all other remedies provided by law or equity.

B. Termination For Cause. Notwithstanding anything to the contrary herein, Company reserves the right to terminate Employee’s employment and this Agreement for Cause, as this term is defined below, with or without prior notice to Employee.

(i) For purposes of this Agreement, “Cause” means: (a) Employee’s conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised);

(b) Employee’s failure or refusal without proper cause to perform Employee’s duties with Company, including Employee’s express obligations under this Agreement, if such failure or refusal remains uncured for 30 days after written notice to Employee specifically describing such failure or refusal; (c) fraud, embezzlement, misappropriation, or material destruction of Company property by Employee; (d) Employee’s breach of any statutory or common law duty of loyalty to Company; (e) Employee’s violation of the Confidentiality Agreement or the SBC; (f) Employee’s improper conduct substantially prejudicial to Company’s business; (g) Employee’s failure to cooperate in any internal or external investigation involving Company; or (h) Employee’s indictment (or its procedural equivalent) for a felony alleging fraud, embezzlement, misappropriation or destruction of Company property by Employee or alleging fraud, embezzlement, or monetary theft by Employee with respect to another party.

(ii) If Company terminates Employee’s employment and this Agreement for Cause, Company shall have no further obligation to Employee other than (a) to pay Employee’s Base Salary and accrued unused vacation, in accordance with Company policy, through the effective date of termination, and (b) with respect to any rights Employee may have pursuant to any insurance or other benefit plans of Company, but Employee will not be entitled to receive any bonus payments.

C. Death and Disability. Notwithstanding anything to the contrary herein, Company reserves the right to terminate Employee’s employment and this Agreement on account of Employee’s death or disability (as the term “disability” is defined in Company’s long-term disability plan, but which definition must also constitute a “disability” for purposes of Section 409A of the Code), and the terms of this paragraph 5.C. shall apply to such termination. If Company terminates Employee’s employment and this Agreement because of Employee’s death or disability, Company shall have no further obligation to Employee or Employee’s heirs other than (i) to pay Employee’s Base Salary through the effective date of termination, (ii) to pay Employee an amount equal to eighteen (18) months of Employee’s then current Base Salary, less applicable withholdings, payable in a lump sum within thirty (30) days of the effective date of Employee’s termination (which payment will not be eligible for deferrals to Company’s 401(k) plan), (iii) subject to the terms of subparagraph 4.B herein, to pay a Bonus payment, prorated through the effective date of the termination of Employee’s employment, less applicable withholdings, payable in a lump sum within thirty (30) days of the effective date of Employee’s termination (which payment will not be eligible for deferrals to Company’s 401(k) plan), and (iv) with respect to any rights or benefits Employee may have pursuant to any insurance, benefit or other applicable plan of the Company, but Employee shall not be entitled to receive any other bonus payments.

D. Resignation Not For Good Reason. Employee may resign employment with Company at any time. If Employee resigns employment and such resignation does not constitute a resignation for Good Reason within the meaning of paragraph 5.E herein, Company shall have no further obligation to Employee other than (i) to pay Employee’s Base Salary and accrued unused vacation, in accordance with Company policy, through the effective date of the resignation, and (ii) with respect to any rights Employee may have pursuant to any insurance or other benefit plans of Company, but Employee will not be entitled to receive any bonus payments.

E. Resignation for Good Reason. Employee also may resign employment with the Company and terminate this Agreement for Good Reason, provided that the Employee gives the Company written notice of the Good Reason condition within 60 days from the initial existence of the Good Reason condition, which written notice shall provide a 30-day period during which the Company may remedy the actions that Employee has identified as the condition constituting grounds for a resignation for Good Reason. If the Company has not remedied the Good Reason condition within 30 days following such notice from the Employee, then the Employee must resign his employment with the Company within 30 days of the end of the remedy period or he will have forever waived his right to resign for Good Reason for such condition. Upon such a termination, the Employee will be treated in accordance with paragraph 5.A herein, as if the Employee’s employment had been terminated by the Company without Cause. As used herein, “Good Reason” means: (i) Employee no longer reports directly to the CEO; (ii) a relocation of the Employee’s principal office at the Company to a location that is more than 50 miles from its location as of the date of this Agreement without Employee’s written consent; (iii) material diminution in Employee’s duties, responsibilities or authority; or (iv) a material diminution in the Employee’s then Base Salary or a material diminution in the Employee’s target Bonus opportunity.

6. Non-Competition Agreements and Restrictive Covenants.

A. Employee agrees to execute and abide by the enclosed Confidentiality Agreement with Company, which is incorporated herein by reference. Any reference in the Confidentiality Agreement to Employee’s “at will” employment status is superseded by this Agreement.

B. Employee also agrees that, in addition to Employee’s obligations under the Confidentiality Agreement, for twelve (12) months following termination of his employment for any reason, Employee shall not, directly or indirectly, participate in the ownership, control, or management of, or perform any services for or be employed by Bloomberg, Demand Studios, Time Warner, Inc., Yahoo!, Inc., Google, Inc., including its YouTube subsidiary, Microsoft Corporation, IAC/Interactive Corp., News Corp, Viacom Inc. or Disney, or any of their respective subsidiaries, affiliates or successors.

7. Representations and Warranties of Employee. Employee hereby represents and warrants to Company as follows: (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Employee is a party or by which he is or may be bound or subject; (iii) the execution and delivery of, and Employee’s performance under, this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee prior to his employment with the Company; (iv) the execution and delivery of, and Employee’s performance under, this Agreement and as an employee of the Company does not and will not breach any prior agreement not to compete with the business of any other company; (v) Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other person or entity; (vi) Employee is not a party to any other agreement that will interfere with Employee’s full compliance with this Agreement; (vii) Employee will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement; and (viii) Employee agrees to indemnify and hold the Company harmless from and against any and all damages, claims, costs, and expenses, including reasonable attorneys’ fees, based on or arising, directly or indirectly, from his willful breach of any agreement or understanding between him and another person or company, as finally determined by a court of competent jurisdiction; this includes, but is not limited to, liability for the Company arising from or based on any confidential or proprietary information or trade secrets Employee has obtained from sources other than the Company and liability for the Company arising from or based on any non-competition agreement that Employee has signed with any other business or entity.

8. Employment Obligations.

A. Company Property. All records, files, lists, including computer-generated lists, drawings, documents, equipment, and similar items relating to Company’s business that Employee shall prepare or receive from Company shall remain Company’s sole and exclusive property. Upon termination of this Agreement, or upon Company’s request, Employee shall promptly return to Company all property of Company in his possession. Employee further represents that he will not copy, cause to be copied, print out, or cause to be printed out any software, documents, or other materials originating with or belonging to Company. Employee additionally represents that, upon termination of his employment with Company, he will not retain in his possession any such software, documents, or other materials.

B. Cooperation. Employee agrees that during his employment he shall, at the request of Company, render all assistance and perform all lawful acts that Company considers necessary or advisable in connection with any litigation involving Company or any director, officer, employee, shareholder, agent, representative, consultant, client, or vendor of Company.

9. Arbitration. Except as provided in paragraph 10.B. herein or as otherwise excluded herein, any dispute or controversy arising under or relating to this Agreement and Employee’s employment hereunder (whether based on contract or tort or other common law or upon any federal, state or local statute or regulation, including, without limitation, claims of discrimination, harassment and retaliation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and similar federal, state and local fair employment practices laws) shall, at the election of either Employee or Company, be submitted to JAMS for resolution in arbitration in accordance with the then-current rules and procedures of JAMS for employment-related disputes. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 30 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy), and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this paragraph 9. Any such arbitration proceedings shall take place in New York, New York before a single arbitrator (rather than a panel of arbitrators), pursuant to any available streamlined or expedited (rather than a comprehensive) arbitration process and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration for both parties. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of New York for this purpose; provided, however, the parties may agree after the commencement of a proceeding to hold the arbitration in another jurisdiction. If at the time any dispute or controversy arises with respect to this Agreement JAMS is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for purposes of this paragraph 9, and the arbitration will be conducted in accordance with the then current AAA Employment Arbitration Rules & Mediation Procedures.

10. Miscellaneous.

A. Captions. The section, paragraph and subparagraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

B. Specific Remedy. In addition to such other rights and remedies as Company may have at equity or in law with respect to any breach of this Agreement, if Employee commits a material breach of any provision of this Agreement or the Confidentiality Agreement, Company shall have the right and remedy to have such provision specifically enforced by any court having competent jurisdiction, it being acknowledged that any such breach or threatened breach will cause irreparable injury to Company.

C. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof.

D. Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York, in New York, New York, and the United States District Court for the Southern District of New York in connection with any suit, action, arbitration or other proceeding concerning the interpretation of this Agreement or enforcement of paragraph 6 of this Agreement. Employee waives and agrees not to assert any defense of lack of jurisdiction, that venue is improper, inconvenient forum, or otherwise. Employee waives the right to a jury trial and agrees to accept service of process by certified mail at Employee’s last known address.

E. Successors and Assigns. Neither this Agreement, nor any of Employee’s rights, powers, duties, or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and Company and its successors. Successors of Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of Company, whether by merger, consolidation, purchase, lease, or otherwise, and such successor shall thereafter be deemed “Company” for the purpose hereof.

F. Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

The Company:

AOL Inc.

770 Broadway,

New York, NY 10003

Attn: General Counsel

John Reid-Dodick:

At the address (or to the facsimile number) shown on the records of the Company and also to:

Outten & Golden LLP

3 Park Avenue, 29th Floor

New York, NY 10016

Attn: Wendi S. Lazar, Partner

Addresses may be changed by notice in writing signed by the addressee.

G. Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by Employee and the CEO or the General Counsel, subject to, if necessary, approval of the Compensation Committee.

H. Waiver. Any waiver or consent from Company with respect to any term or provision of this Agreement or any other aspect of Employee’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of Company at any time or times to require performance of, or to exercise any of its powers, rights, or remedies with respect to, any term or provision of this Agreement or any other aspect of Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect Company’s right at a later time to enforce any such term or provision.

I. Severability. If any provision of this Agreement is held to be invalid, the remainder of this Agreement shall not be affected thereby.

J. Survival. Paragraphs 5.A., 5.C. and 5.E., and paragraphs 6, 7, 8, 9, 10 and 11 shall survive termination of this Agreement.

K. Entire Agreement.

(i). This Agreement, including Exhibit A and the Confidentiality Agreement, embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Employee and Company. Neither party shall be bound by any term or condition of this Agreement other than as is expressly set forth herein.

(ii). Employee represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent he desired, he availed himself of this right, that he has carefully read and fully understands all of the provisions of the Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress, that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

L. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

M. Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11. Code Section 409A. This Agreement is intended to be exempt from Section 409A of the Code, as amended and will be interpreted in a manner intended to reflect that intention.

A. Notwithstanding anything herein to the contrary, if any amounts payable pursuant to this Agreement are determined to be subject to Section 409A of the Code, then with respect to such amounts: (i) if at the time of Employee’s separation from service from Company, Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of the payment of such amounts on account of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Company will defer the commencement of the payment of any such amounts hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service from the Company (or the earliest date as is permitted under Section 409A of the Code), and (ii) each payment of two or more installment payments made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. In administering the six-month delay requirement for “specified employees” described in the foregoing sentence, the Company will apply all applicable exceptions to the definition of “deferred compensation” under income tax regulations and other guidance for Section 409A of the Code published by the Internal Revenue Service and the U.S. Treasury Department, including Treas. Reg. Sec. 1.409A-1(b)(9)(iii), and any payments under such applicable exceptions shall be made to Employee prior to the expiration of the six-months delay in accordance with the Agreement and Section 409A of the Code. Any amounts of deferred compensation that are payable by reason of the Employee’s termination of employment shall not be paid unless such termination of employment also constitutes a “separation from service” for purposes of Section 409A of the Code and references to the employee’s “termination,” or “termination of employment” and words and phrases of similar meaning shall be construed to require a “separation from service” for purposes of Section 409A of the Code.

B. If any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

C. To the extent any reimbursements or in-kind benefits due Employee under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

D. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AOL INC.

By:	/s/ Julie Jacobs

Name:	Julie Jacobs

Title:	Executive Vice President and General Counsel

JOHN REID-DODICK

/S/ John B. Reid-Dodick

EXHIBIT A        Release and Waiver

In exchange and consideration for the Company’s promises to me in paragraph 5.A. of my Agreement dated December 1, 2011 and other valuable consideration, I, John Reid-Dodick, agree to release and discharge unconditionally the Company and its past and present subsidiaries, affiliates, related entities, successors, predecessors, assigns, merged entities and parent entities, and its and their respective past and present officers, directors, stockholders, employees, benefit plans and their administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, in their individual and official capacities, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from my employment with the Company and my separation from employment or otherwise, whether known or unknown by me, which I ever had or now have upon or by reason of any matter, cause or thing, up to an including the day I sign this Release and Waiver. Without limiting the generality of the foregoing, the claims I am waiving include, but are not limited to, all claims arising out of or related to any stock options held by me or granted to me by the Company; all claims for unreimbursed business-related expenses (except in California); all claims under Title VII of the Civil Rights Act of 1964, as amended; all claims under the Worker Adjustment and Retraining Notification Act (WARN) and similar state and local statutes, all as amended; all claims under the Americans with Disabilities Act, as amended; all claims under the Age Discrimination in Employment Act (“ADEA”), as amended; all claims under the Older Workers Benefit Protection Act (“OWBPA”), as amended; all claims under the National Labor Relations Act, as amended; all claims under the Family and Medical Leave Act and similar state and local leave laws, all as amended; all claims under the Employee Retirement Income Security Act, as amended (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); all claims under 42 U.S.C. § 1981, as amended; all claims under the Sarbanes-Oxley Act of 2002, as amended; all claims of discrimination, harassment, and retaliation in connection with my employment, the terms and conditions of such employment and my separation from employment under any federal, state and local fair employment, non-discrimination or civil rights law or regulation, including, without limitation, the New York State and City Human Rights Laws, the Texas Human Rights law, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, the Illinois Equal Pay Act, and the Illinois Worker’s Compensation Retaliation Law, all as amended; all claims of whistle blowing and retaliation under federal, state and local laws, including, without limitation, the New Jersey Conscientious Employee Protection Act and the Illinois Whistleblower Act, as amended and applicable; all claims under other analogous foreign, federal, state, and local laws, regulation, statutes and ordinances; all claims under any principle of common law or sounding in tort or contract; all claims concerning any right to reinstatement; and all claims for any type of relief from the Company, whether foreign, federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise, to the fullest extent permitted by law, through the date I sign this Release and Waiver. Further, each of the persons and entities released herein is intended to be a third-party beneficiary of this Agreement. This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits, or other legally non-waivable rights or claims, my vested rights, if any, in the Company’s 401(k) plan in accordance with the terms of such plan and applicable law, or my rights to exercise any and all Company stock options held by me that are exercisable as of the date of the termination of my employment during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted, or claims related to the enforcement of the Agreement. Additionally, nothing in this Release and Waiver waives or limits my right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency, including without limitation the EEOC, (though I acknowledge I am not entitled to recover money or other relief with respect to the claims waived in this Waiver and Release).

I agree that I have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which I may have been entitled and that no other remuneration or benefits are due to me, except the benefits I will receive under paragraph 5.A. of my Agreement dated December 1, 2011. I affirm that I have had no known workplace injuries or occupational diseases. I also represent that I have disclosed to the Company any information I have concerning any fraudulent or unlawful conduct involving the persons and entities I am releasing herein.

Pursuant to the OWBPA, I acknowledge and warrant the following: (i) that I am waiving rights and claims for age discrimination under the ADEA and OWBPA, in exchange for the consideration described above, which is not otherwise due to me; (ii) I am hereby advised to consult and have had the opportunity to consult with an attorney before signing this Release and Waiver; (iii) I am not waiving rights or claims for age discrimination that may arise after the effective date of this Release and Waiver; (iv) I have been given a period of at least twenty- one (21) days in which to consider this Release and Waiver and the waiver of any claims I have or may have under law, including my rights under the ADEA and OWBPA, before signing below; and (v) I understand that I may revoke the waiver of my age discrimination claims under the ADEA and OWBPA within seven (7) days after my execution of this Release and Waiver, and that such waiver shall not become effective or enforceable until seven (7) days after the date on which I execute this Release and Waiver. Any such revocation must be made in writing and delivered by certified mail to both the Chairman & Chief Executive Officer and the General Counsel of AOL Inc., at the following address: AOL Inc., 770 Broadway, New York, New York 10003. If I do not revoke my waiver of my age discrimination claims under the ADEA and OWBPA according to the terms herein within seven (7) days, the eighth day following my execution will be the “effective date” of this Release and Waiver.

By signing below, I acknowledge that I have carefully reviewed and considered this Release and Waiver; that I fully understand all of its terms; and that I voluntarily agree to them.

John Reid-Dodick

Date: